                                                                    EXHIBIT 12.2

                                  ONEOK, Inc.
           Computation of Ratio of Earnings to Combined Fixed Charges
                   and Preferred Stock Dividend Requirements


                                                         Four Months Ended
                                                            December 31,
                                                         1999           1998
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                                                             (Thousands of
                                                               Dollars)
Fixed Charges, as defined
   Interest on long-term debt                         $  19,682      $ 11,983
   Other interest                                         7,303         3,364
   Amortization of debt discount and expense                898           220
   Interest on lease agreements                             868           775
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       Total Fixed Charges                               28,751        16,342
Preferred dividend requirements                          19,850        20,380
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Total fixed charges and
   preferred dividend requirements                    $  48,601      $ 36,722
==============================================================================
Earnings before income taxes and income from
  equity investees                                    $  55,685      $ 56,930
Total fixed charges                                      28,751        16,342
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Earnings available for combined fixed
  charges and preferred dividend requirements         $  84,436      $ 73,272
==============================================================================
Ratio of earnings to combined fixed charges and
  preferred dividend requirements                          1.74x         2.00x
==============================================================================


For purposes of computing the ratio of earnings to combined fixed charges and preferred dividend requirements, "earnings" consists of net income plus fixed charges and income taxes, less undistributed income from equity investees. "Fixed charges" consists of interest charges, the amortization of debt discounts and issue costs and the representative interest portion of operating leases. "Preferred dividend requirements" consists of the pre-tax preferred dividend requirement.